Exhibit 99.1
UNITED HOMES GROUP, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2024 RESULTS
Fourth Quarter 2024 Highlights
•Home closings of 414, an increase of 7% year over year compared to 387 home closings in Q4 2023, resulting in revenue, net of sales discounts, of $134.8 million, an increase of 15%
•Net new orders of 351, an increase of 19% year over year compared to 294 net new orders in Q4 2023
•Average sale price ("ASP") of production-built homes increased to approximately $324,000 compared to $320,000 in Q4 2023
•Completed a refinance of the Company's Convertible Notes in December which is expected to reduce interest expense by approximately $4 million annually, based on current rates, and reduce potential future shareholder dilution
•Lot pipeline as of December 31, 2024 consists of approximately 7,700 lots owned or controlled by the Company or related parties
Fiscal Year Ended December 31, 2024 Highlights

•Expanded presence in the Myrtle Beach market through acquisition of Creekside Custom Homes, LLC
•Home closings of 1,431, an increase of 3% year over year compared to 1,383 home closings in 2023, resulting in revenue, net of sales discounts, of $463.7 million, an increase of 10%
•Net new orders of 1,399, an increase of 8% year over year compared to 1,296 net new orders in 2023
•ASP of production-built homes increased to approximately $329,000 in 2024 compared to $316,000 in 2023

COLUMBIA, SC., March 12, 2025 / United Homes Group, Inc. (the “Company”) (NASDAQ: UHG) today announced results for the fourth quarter and fiscal year ended December 31, 2024.
Fourth Quarter 2024 Operating Results
For the fourth quarter 2024, net income was $0.7 million, or $0.01 per diluted share, which included a predominantly non-cash loss on extinguishment of Convertible Notes of $45.6 million, and change in fair value of derivative liabilities of $38.0 million, with that change primarily due to changes in fair value on potential earn-out consideration due to fluctuation in the stock price during the measurement period, representing a non-cash expense item. The earnout consideration would be paid in common shares upon reaching certain stock price hurdles. The Company is required to record the fair value of this earnout as derivative liabilities on the Consolidated Balance Sheets and to record changes in fair value of derivative liabilities on the Consolidated Statements of Operations, in each case until UHG shares reach certain predetermined values or expiration of the five year earnout period. Net loss for the fourth quarter 2023 was $66.6 million, or $1.38 per diluted share. Adjusted book value1, which excludes derivative liabilities and goodwill, was $96.7 million as of December 31, 2024.
“In the fourth quarter of 2024, UHG achieved a 19% increase in net new orders over the same period a year ago. The environment remains highly competitive, yet we found that UHG could effectively compete and drive year-over-year growth in net new orders," said Jamie Pirrello, Interim Chief Executive Officer of United Homes Group. “This was the second quarter in a row where we achieved significant growth in net new orders.”
Mr. Pirrello continued, “We were also able to grow closings by 7% over the same period a year ago. This too was the second quarter in a row with a strong increase in year-over-year closings. As for some preliminary commentary on the first quarter, our January net new orders were lower than last year partially due to the negative impact of unusual weather in our markets. February bounced back and our first week of March has continued to be consistent with February. Unfortunately, with our high backlog conversion rate each quarter, a softer January negatively impacted February and March closings.
We launched a series of initiatives in October 2024 all focused on increasing revenue or lowering costs to improve profitability. We continue to make progress on these initiatives, and we expect to start to see the impacts of these efforts reflected in our results for the second quarter and throughout 2025.”
Revenue, net of sales discounts, for the fourth quarter 2024 was $134.8 million, compared to $116.8 million in the fourth quarter 2023. Home closings during the fourth quarter 2024 were 414 compared to 387 in the fourth quarter 2023. Net new
1 Adjusted book value is a non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures.”

orders during the fourth quarter 2024 were 351 compared to 294 in the fourth quarter 2023. ASP of 413 production-built homes (which excludes one percentage of completion home) closed during the fourth quarter 2024 was approximately $324,000, compared to $320,000 during the fourth quarter 2023 for 338 production-built homes (which excludes 13 percentage of completion homes and 36 build to rent homes), representing a 1.3% increase.
Gross profit percentage during the fourth quarter of 2024 was 16.2% compared to 18.5% during the fourth quarter 2023. “The fourth quarter was a challenging one in the homebuilding industry, with all of our competition offering significant incentives to move completed homes before year end,” said Jack Micenko, President of United Homes Group. “The cost of mortgage buydowns spiked during the quarter after the Federal Reserve cut short-term interest rates, but the 10-year Treasury bond jumped nearly 100 points pushing our mortgage buy down costs to approximately 5% of revenue. We focused our efforts during the quarter on generating revenues and cash flow and paying down debt."
Adjusted gross profit percentage2 in the fourth quarter 2024 was 18.1%, compared to 21.8% in the fourth quarter 2023. UHG’s year-over-year gross profit percentage decrease is primarily attributable to higher cost of sales due to higher level of incentives and amortization of purchase price accounting adjustments related to our acquisitions.
Mr. Micenko added, “We continue to manage our finished spec inventory levels and at the same time are encouraged by the early trends realized from our product redesign initiative. Gross margins in backlog and recent closings of these redesigned plans are over 500 bps better than the company’s trailing reported gross margin. Redesigned plans have comprised nearly all permitted starts since November 1st and will comprise the majority of sales and closings as 2025 continues. This product transition should allow for better pricing power and faster inventory turns, and when combined with the reduction in aged inventory should translate into improved company profitability over time.”
Selling, general and administrative expenses ("SG&A") as a percentage of revenues was 14.3% in the fourth quarter 2024, which included $1.6 million of stock-based compensation and $0.1 million related to severance costs. Excluding stock-based compensation and severance expense, Adjusted SG&A3 for the fourth quarter 2024 was 13.1% of revenues.
Keith Feldman, Chief Financial Officer of United Homes Group, stated, "As it relates to the December refinancing transaction, it’s important to note that predominantly all the reported loss on extinguishment of debt was non-cash in nature due to being settled in equity, while the benefits included reducing balance sheet and cash flow leverage, converting the entire debt capital structure to floating rate and lowering cash interest expense by approximately $4 million per year based on current rates. In addition, the transaction significantly reduced potential future shareholder dilution by terminating the conversion feature and resulted in a future tax benefit that increased book value."
Adjusted EBITDA4 during the fourth quarter 2024 was $7.7 million compared to $10.0 million during the fourth quarter 2023.
Fiscal Year Ended December 31, 2024 Operating Results
For the fiscal year ended December 31, 2024, net income was $46.9 million, or $0.90 per diluted share, which included a loss on extinguishment of Convertible Notes of $45.6 million, and change in fair value of derivative liabilities of $88.7 million predominantly due to changes in fair value on potential earn-out consideration due to fluctuation in the stock price during the measurement period, representing a non-cash income item. Net income for the fiscal year ended December 31, 2023 was $125.1 million, or $2.35 per diluted share.
For the fiscal year ended December 31, 2024, revenue, net of sales discounts, was $463.7 million, compared to $421.5 million for fiscal 2023. Home closings for the fiscal year ended December 31, 2024 were 1,431 compared to 1,383 for the fiscal year ended December 31, 2023. Net new home orders for the fiscal year ended December 31, 2024 were 1,399 compared to 1,296 for the fiscal year ended December 31, 2023.
Gross profit percentage for the fiscal year ended December 31, 2024 was 17.2% compared to 18.9% for fiscal year 2023. Adjusted gross profit percentage2 for the fiscal year ended December 31, 2024 was 19.9%, compared to 21.4% for the fiscal year ended December 31, 2023. This reduction in both gross profit percentage metrics is largely attributable to the Company offering attractive sales incentives to homebuyers.
SG&A as a percentage of revenues was 16.1% in the fiscal year ended December 31, 2024, which included $6.5 million of stock-based compensation, $2.4 million of transaction-related expenses, and $1.3 million related to severance costs.
2 Adjusted gross profit percentage is a non-GAAP financial measure. See "Reconciliations of Non-GAAP Financial Measures"
3 Adjusted SG&A is a non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures.”
4 Adjusted EBITDA is a non-GAAP financial measure. See “Reconciliations of Non-GAAP Financial Measures.”

Excluding stock-based compensation, transaction-related expenses, and severance expense, Adjusted SG&A3 for the fiscal year ended December 31, 2024 was 13.9% of revenues.
Adjusted EBITDA4 for the fiscal year ended December 31, 2024 was $31.6 million compared to $40.5 million for the fiscal year ended December 31, 2023.
Recent Developments
On December 11, 2024, the Company entered into a $70 million subordinated loan agreement with Kennedy Lewis Agency Partners, LLC ("Credit Agreement") and a syndicate of lenders. The subordinated term loan has an interest rate indexed to SOFR plus a spread of 6.75% to 7.75%, based on the Company's leverage ratio as determined in accordance with the Credit Agreement, and matures on December 11, 2030. Utilizing the proceeds of the Credit Agreement, along with the issuance of shares of Class A common stock, the Company redeemed in full the Company's outstanding Convertible Notes, which carried a fixed interest rate of 15%, including a make-whole premium. These transactions reduced the Company's subordinated debt from $80 million to $70 million, converted it from fixed interest to variable, which will reduce interest by approximately $4 million per year (based on current interest rates), and eliminated the equity conversion feature, which was at $5.58 per share on the Convertible Notes.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 10:00 a.m. Eastern Time on Wednesday, March 12, 2025. Interested parties can listen to the call live and view the related slides on the Internet under the Events & Presentations heading in the Investors section of the Company’s website at www.unitedhomesgroup.com. Listeners should log into the website at least fifteen minutes prior to the call to download and install any necessary audio software. The call can also be accessed toll free at 800-715-9871, or 646-307-1963 for international participants, Conference ID: 4878051. Those dialing in should do so at least ten minutes prior to the start of the call. An archive of the webcast will also be available on the Company’s website.

About United Homes Group, Inc.
The Company is a publicly traded residential builder headquartered near Columbia, SC. The Company focuses on southeastern markets with active communities in South Carolina, North Carolina and Georgia.
The Company employs a land-light operating strategy with a focus on the design, construction and sale of entry-level, first, second and third move-up single-family houses. The Company principally builds detached single-family houses, and, to a lesser extent, attached single-family houses, including duplex houses and town houses. The Company seeks to operate its homebuilding business in high-growth markets, with substantial in-migrations and employment growth.
Under its land-light lot operating strategy, the Company controls its supply of finished building lots through lot option contracts with third parties, related parties, and land bank partners, which provide the Company with the right to purchase finished lots after they have been developed. This land-light operating strategy provides the Company with the ability to amass a pipeline of lots without the risks associated with acquiring and developing raw land.
As the Company reviews potential geographic markets into which it could expand its homebuilding business, it intends to focus on selecting markets with positive population and employment growth trends, favorable migration patterns, attractive housing affordability, low state and local income taxes, and desirable lifestyle and weather characteristics.
Forward-Looking Statements
Certain statements contained in this earnings release, other than historical facts, may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We intend for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act and Section 21E of the Exchange Act, as applicable. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “seek,” “continue,” or other similar words.
Any such forward-looking statements are based on current expectations, estimates and projections about the industry and markets in which we operate, and beliefs of, and assumptions made by, our management and involve uncertainties that could significantly affect our financial results. Such statements include, but are not limited to, statements about our future financial performance, strategy, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. Such statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those projected or anticipated, including, without limitation:

•disruption in the terms or availability of mortgage financing or an increase in the number of foreclosures in our markets;
•volatility and uncertainty in the credit markets and broader financial markets;
•a slowdown in the homebuilding industry or changes in population growth rates in our markets;
•shortages of, or increased prices for, labor, land or raw materials used in land development and housing construction, including due to changes in trade policies;
•increases in interest rates or inflationary pressures;
•our ability to execute our business model, including the success of our operations in new markets and our ability to expand into additional new markets;
•our ability to successfully integrate homebuilding operations that we acquire;
•our ability to realize the expected results of strategic initiatives;
•delays in land development or home construction resulting from natural disasters, adverse weather conditions or other events outside our control;
•changes in applicable laws or regulations;
•the outcome of any legal proceedings;
•our ability to continue to leverage our land-light operating strategy;
•the ability to maintain the listing of our securities on Nasdaq or any other exchange; and
•the possibility that we may be adversely affected by other economic, business or competitive factors.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and are not intended to be a guarantee of our performance in future periods. We cannot guarantee the accuracy of any such forward-looking statements contained in this release, and we do not intend to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
For further information regarding other risks and uncertainties associated with our business, and important factors that could cause our actual results to vary materially from those expressed or implied in such forward-looking statements, please refer to the factors listed and described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the “Risk Factors” sections of the documents we file from time to time with the U.S. Securities and Exchange Commission, including, but not limited to, our Annual Report on Form 10-K and our quarterly reports on Form 10-Q, copies of which may be obtained from our website at https://ir.unitedhomesgroup.com/financials/sec-filings/default.aspx
Investor Relations Contact:
Drew Mackintosh
drew@mackintoshir.com
Mobile:  310-924-9036
Media Contact:
Erin Reeves-McGinnis
erinreevesmcginnis@unitedhomesgroup.com
Phone:  844-766-4663

UNITED HOMES GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31, 2024	December 31, 2023
ASSETS
Cash and cash equivalents	$22,628,933	$56,671,471
Restricted cash	2,920,136	—
Accounts receivable, net	4,121,964	1,661,206
Inventories	139,270,286	182,809,702
Real estate inventory not owned	8,444,854	—
Due from related party, net	187,688	88,000
Related party note receivable	531,789	610,189
Income tax receivable	2,078,823	—
Lot deposits	48,152,609	33,015,812
Investment in joint venture	691,449	1,430,177
Property and equipment, net	759,336	1,073,961
Operating right-of-use assets	2,778,559	5,411,192
Deferred tax asset, net	15,248,494	2,405,417
Prepaid expenses and other assets	8,283,294	7,763,565
Goodwill	9,279,676	5,706,636
Total Assets	$265,377,890	$298,647,328

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$17,804,125	$38,680,764
Homebuilding debt and other affiliate debt	50,196,208	80,451,429
Liabilities from real estate inventory not owned	6,584,102	—
Other accrued expenses and liabilities	14,660,524	8,353,824
Income tax payable	—	1,128,804
Operating lease liabilities	2,957,734	5,565,320
Derivative liabilities	39,158,209	127,610,943
Term Loan, net	67,150,116	—
Convertible Notes payable	—	68,038,780
Total Liabilities	198,511,018	329,829,864

Commitments and contingencies (Note 13)

Preferred Stock, $0.0001 par value; 40,000,000 shares authorized; none issued or outstanding.	—	—
Class A common stock, $0.0001 par value; 350,000,000 shares authorized; 21,607,007 and 11,382,282 shares issued and outstanding on December 31, 2024, and 2023, respectively.	2,160	1,138
Class B common stock, $0.0001 par value; 60,000,000 shares authorized; 36,973,876 shares issued and outstanding on December 31, 2024, and 2023, respectively.	3,697	3,697
Additional paid-in capital	53,937,139	2,794,493
Retained earnings (Accumulated deficit)	12,923,876	(33,981,864)
Total Stockholders' equity	66,866,872	(31,182,536)
Total Liabilities and Stockholders' equity	$265,377,890	$298,647,328

UNITED HOMES GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue, net of sales discounts	$134,811,780	$116,827,679	$463,714,017	$421,474,101
Cost of sales	113,036,284	95,207,607	383,883,751	341,748,481
Gross profit	21,775,496	21,620,072	79,830,266	79,725,620

Selling, general and administrative expense	19,341,701	18,442,012	74,699,741	65,094,444
Net income from operations	$2,433,795	$3,178,060	$5,130,525	$14,631,176

Other expense, net	(3,227,901)	(470,858)	(12,482,940)	(3,762,613)
Equity in net earnings from investment in joint venture	453,001	313,686	1,528,984	1,244,091
Loss on extinguishment of Convertible Notes	(45,642,497)	—	(45,642,497)	—
Change in fair value of derivative liabilities	38,002,671	(69,077,006)	88,652,980	115,904,646
(Loss) income before taxes	$(7,980,931)	$(66,056,118)	$37,187,052	$128,017,300
Income tax (benefit) expense	(8,647,649)	584,716	(9,718,688)	2,957,016
Net income (loss)	$666,718	$(66,640,834)	$46,905,740	$125,060,284

Basic and diluted earnings/(loss) per share
Basic	$0.01	$(1.38)	$0.96	$2.74
Diluted	$0.01	$(1.38)	$0.90	$2.35

Basic and diluted weighted-average number of shares
Basic	50,731,516	48,356,158	48,967,507	45,639,431
Diluted	51,263,946	48,356,158	63,139,920	55,768,890

UNITED HOMES GROUP, INC
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
Adjusted gross profit is a non-GAAP financial measure used by management of the Company as a supplemental measure in evaluating operating performance. The Company defines adjusted gross profit as gross profit excluding the effects of capitalized interest expensed in cost of sales, amortization included in homebuilding cost of sales (primarily adjustments resulting from the application of purchase accounting in connection with acquisitions), severance expense in cost of sales, abandoned project costs, and non-recurring remediation costs. The Company’s management believes this information is meaningful because it separates the impact that capitalized interest and non-recurring costs directly expensed in cost of sales have on gross profit to provide a more specific measurement of the Company’s gross profits. However, because adjusted gross profit information excludes certain balances expensed in cost of sales, which have real economic effects and could impact the Company’s results of operations, the utility of adjusted gross profit information as a measure of the Company’s operating performance may be limited. Other companies may not calculate adjusted gross profit information in the same manner that the Company does. Accordingly, adjusted gross profit information should be considered only as a supplement to gross profit information as a measure of the Company’s performance.
The following table presents a reconciliation of adjusted gross profit to the GAAP financial measure of gross profit for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Revenue, net of sales discounts	$134,811,780	$116,827,679	$463,714,017	$421,474,101
Cost of sales	113,036,284	95,207,607	383,883,751	341,748,481
Gross profit	$21,775,496	$21,620,072	$79,830,266	$79,725,620
Interest expense in cost of sales	1,866,183	3,307,853	8,563,039	9,385,970
Amortization in homebuilding cost of sales(a)	615,097	442,231	3,049,453	442,231
Severance expense in cost of sales	23,140	—	347,680	—
Abandoned project costs	187,500	—	507,500	—
Non-recurring remediation costs	—	79,828	109,422	527,155
Adjusted gross profit	$24,467,416	$25,449,984	$92,407,360	$90,080,976
Gross profit %(b)	16.2%	18.5%	17.2%	18.9%
Adjusted gross profit %(b)	18.1%	21.8%	19.9%	21.4%
______________________________
(a) Represents expense recognized resulting from purchase accounting adjustments
(b) Calculated as a percentage of revenue

UNITED HOMES GROUP, INC
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
Earnings before interest, taxes, depreciation and amortization, or EBITDA, and adjusted EBITDA are supplemental non-GAAP financial measures used by management of the Company. The Company defines EBITDA as net income before (i) capitalized interest expensed in cost of sales, (ii) interest expensed in other (expense) income, net, (iii) depreciation and amortization, and (iv) taxes. The Company defines adjusted EBITDA as EBITDA before stock-based compensation expense, transaction cost expense, non-recurring loss on disposal of leasehold improvements, non-recurring remediation costs, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions), severance expense, abandoned project costs, loss on extinguishment of Convertible Notes, and change in fair value of derivative liabilities. Management of the Company believes EBITDA and adjusted EBITDA are useful because they provide a more effective evaluation of UHG’s operating performance and allow comparison of UHG’s results of operations from period to period without regard to UHG’s financing methods or capital structure or other items that impact comparability of financial results from period to period such as fluctuations in interest expense or effective tax rates, levels of depreciation or amortization, or unusual items. EBITDA and adjusted EBITDA should not be considered as alternatives to, or more meaningful than, net income or any other measure as determined in accordance with GAAP. UHG’s computations of EBITDA and adjusted EBITDA may not be comparable to EBITDA or adjusted EBITDA of other companies.
The following table presents a reconciliation of EBITDA and adjusted EBITDA to the GAAP financial measure of net income for each of the periods indicated.

	Three Months Ended December 31,		Year Ended December 31,
	2024	2023	2024	2023
Net income (loss)	$666,718	$(66,640,834)	$46,905,740	$125,060,284
Interest expense in cost of sales	1,866,183	3,307,853	8,563,039	9,385,970
Interest expense in other expense, net	3,068,916	583,537	12,438,514	6,042,358
Depreciation and amortization	496,519	369,085	1,945,296	1,217,778
Taxes	(8,525,269)	704,506	(9,421,417)	3,108,748
EBITDA	$(2,426,933)	$(61,675,853)	$60,431,172	$144,815,138
Stock-based compensation expense	1,557,613	1,003,483	6,475,649	7,019,183
Transaction cost expense	—	788,339	2,428,344	3,239,637
Non-recurring loss on disposal of leasehold improvements	—	331,424	—	331,424
Non-recurring remediation costs	—	79,828	109,422	527,155
Amortization in homebuilding cost of sales(a)	615,097	442,231	3,049,453	442,231
Severance expense	140,660	—	1,645,076	—
Abandoned project costs	187,500	—	507,500	—
Loss on extinguishment of Convertible Notes	45,642,497	—	45,642,497	—
Change in fair value of derivative liabilities	(38,002,671)	69,077,006	(88,652,980)	(115,904,646)
Adjusted EBITDA	$7,713,763	$10,046,458	$31,636,133	$40,470,122
EBITDA margin(b)	(1.8)%	(52.8)%	13.0%	34.4%
Adjusted EBITDA margin(b)	5.7%	8.6%	6.8%	9.6%
______________________________
(a) Represents expense recognized resulting from purchase accounting adjustments
(b) Calculated as a percentage of revenue

UNITED HOMES GROUP, INC
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
Continued
Adjusted selling, general and administrative expense, or adjusted SG&A, is a supplemental non-GAAP financial measure used by management of UHG. UHG defines adjusted SG&A as SG&A, excluding the effects of stock-based compensation expense, transaction cost expense, and severance expense in selling, general and administrative expense. Management of UHG believes adjusted SG&A provides useful information to investors because it enables an alternative assessment of the Company's operating results in a manner that is focused on its operating performance.

The following table presents a reconciliation of Adjusted SG&A to the GAAP financial measure of SG&A for the three months and year ended December 31, 2024.

	Three Months Ended December 31,	Year Ended December 31,
	2024	2024
Selling, general and administrative expense	$19,341,701	$74,699,741
Stock-based compensation expense	1,557,613	6,475,649
Transaction cost expense	—	2,428,344
Severance expense in SG&A	117,520	1,297,396
Adjusted SG&A	$17,666,568	$64,498,352
SG&A %(a)	14.3%	16.1%
Adjusted SG&A %(a)	13.1%	13.9%
______________________________
(a) Calculated as a percentage of revenue

UNITED HOMES GROUP, INC
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
Continued

Adjusted book value is a supplemental non-GAAP financial measure used by management of UHG. UHG defines adjusted book value as total stockholders' equity (book value), excluding the effect of derivative instruments and goodwill. Management of UHG believes adjusted book value is useful to investors because it excludes the impact of fair value adjustments on derivative instruments and goodwill which are not expected to result in economic gain or loss.

The following table presents a reconciliation of adjusted book value to the GAAP financial measure of total stockholders' equity for the period indicated.

		December 31, 2024
Total stockholders' equity		$66,866,872
Contingent earnout liability	28,213,229
Derivative private placement warrant liability	2,907,330
Derivative public warrant liability	7,762,500
Derivative stock option liability	275,150
Total derivative liabilities		39,158,209
Goodwill		(9,279,676)
Adjusted book value		$96,745,405

UNITED HOMES GROUP, INC
METRICS BY OPERATING UNIT
$’s in millions

	Three Months Ended December 31,
	2024		2023		Period Over Period % Change
Market	Net New Orders	Closings	Net New Orders	Closings	Net New Orders	Closings
Coastal	68	66	19	28	258%	136%
Midlands	170	215	158	253	8%	-15%
Upstate	95	111	90	99	6%	12%
Rosewood	7	9	24	7	-71%	29%
Raleigh	11	13	3	—	NM	NM
Total	351	414	294	387	19%	7%

	Fiscal Year Ended December 31,
	2024		2023		Period Over Period % Change
Market	Net New Orders	Closings	Net New Orders	Closings	Net New Orders	Closings
Coastal	252	218	150	216	68%	1%
Midlands	736	733	755	827	-3%	-11%
Upstate	348	407	364	333	-4%	22%
Rosewood	32	39	24	7	33%	457%
Raleigh	31	34	3	—	NM	NM
Total	1,399	1,431	1,296	1,383	8%	3%

	As of December 31, 2024		As of December 31, 2023		Period Over Period % Change
Market	Backlog Inventory[5]	Backlog Value[6]	Backlog Inventory[5]	Backlog Value[6]	Backlog Inventory	Backlog Value
Coastal	49	$17.9	14	$4.2	250%	326%
Midlands	71	$24.1	72	$23.4	-1%	3%
Upstate	24	$7.6	83	$18.3	-71%	-58%
Rosewood	10	$7.1	17	$9.8	-41%	-28%
Raleigh	3	$1.6	3	$1.9	—%	-16%
Total	157	$58.3	189	$57.6	-17%	1%
_____________________________
NM - Not Meaningful

5 Backlog inventory consists of homes that are under a sales contract but have not closed. Backlog may be impacted by customer cancellations.
6 Backlog value is calculated as the total contract value of homes in backlog.